UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 22, 2010

THE SAINT JAMES COMPANY

(Exact Name of Registrant as Specified in Charter)

North Carolina	000-13738	56-1426581
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)
Broadway Plaza, 520 Broadway, Suite 350 Santa Monica CA 90401
(Address of Principal Executive Offices, Zip Code)

Registrant’s telephone number, including area code:  (818) 880-5285

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.03 Bankruptcy or Receivership

On April 20, 2010 The Superior Court of the State of California in San Luis Obispo entered an Order on the motion of Farm Credit West appointing Mark Burrell of Westmark LLC as Receiver over the operations of Sapphire Wines LLC (“Sapphire”). Farm Credit West is Sapphire’s principal lender and maintains a security interest over the assets of Sapphire. Farm Credit is currently owned approximately $8,033,354 by Sapphire.

Section 3 – Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 16, 2010 The Saint James Company (the “Company”) received a notice from FINRA that its common stock would be ineligible for continued quotation on the OTC Bulletin Board pursuant to NASD Rule 6530(c) effective at the open of business on April 27, 2010, as a result of the Company’s delinquency in its reporting obligations three times within a twenty-four month period. This third  delinquency was caused as a result of the Company’s failure to timely file its Report on Form 10-K for the year ended December 31, 2009. As a result of such action, the letter “E” has been appended to the Company’s symbol to notify investors of the pending termination of quotation. The Company does not expect to be able to file its Report on Form 10-K for fiscal 2009 since it has been unable to obtain books and records relating to Sapphire from Sapphire’s prior owner, Saphire Advisors LLC (“Advisors”) due to a dispute (as detailed hereinbelow) and because it additionally lacks the capital to complete its 2009 audit. It is expected that the Company’s common stock will be quoted on the Pink OTC Market’s Pink Sheets, although there can be no assurance that such a quotation will be available.

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 16, 2010 George McCarthy, the Chairman of the Board and a Director of the “Company and its wholly-owned subsidiary, The Saint James Eos Wine Company (herein “Eos”), resigned as Chairman of the Board and as a Director of both the Company and Eos.

On April 16, 2010 Wayne Gronquist, the Secretary and a Director of the Company and Eos resigned as Secretary and a Director of Eos.

On April 16, 2010 Dale Paisley, the Chief Financial Officer of the Company and Eos resigned as Chief Financial Officer of both the Company and Eos.

All of the foregoing resignations were related to the expectation that Eos was going to file a Petition with the Bankruptcy Court in California under Chapter 11 of the US Bankruptcy Code. None of the above persons represented that they had any disagreement with the Company or Eos on any matter relating to their respective operations, policies or practices. The Company has not filed under Chapter 11 and may not (although it reserves such right) in light of the recent appointment of a Receiver by Farm Credit West.

Section 8 – Other Events.

Item 8.01.  Other Events.

On April 12, 2010 Advisors commenced litigation in Superior Court of California, County of San Francisco against the Company, EOS, Richard Hurst, Dale Paisley, Wayne Gronquist, George McCarthy and Kerry Vix for various Causes of Action related to the purchase and operation of the EOS Winery. The case is filed as Case Number CGC-10-498568 and a copy of the Summons and Complaint can be obtained from the Court.

Advisors is the entity that sold Sapphire, the owner of the EOS Estate Winery assets, to Eos. Advisors is owned and/or controlled by Jeffrey Hopmayer. Until February 3, 2010, Advisors was assisting the Company and handling Sapphire’s back-office/accounting operations under a Transitions Services Agreement that terminated on February 3, 2010. Under the Transition Service Agreement, all funds from customers were sent to Advisors’ offices in Tennessee and Advisors was then responsible for paying Sapphire’s expenses from such receipts.

The Company and Advisors have been in a dispute over numerous matters relating to the sale of Sapphire, including the Company’s claim that Mr. Hopmayer and Advisors wrongfully retained funds it received from Sapphire/EOS Winery customers that were delivered to Advisors in trust for Sapphire/EOS Estate Winery under the Transition Services Agreement.

In February, the Company retained counsel to commence litigation against Hopmayer and Advisors to among other matters seek a return of the Sapphire/EOS Estate Winery customer funds that had been retained by Hopmayer and Advisors after the termination of the Transition Services Agreement. The Company is of the belief that Advisors filed the lawsuit preemptively as it had learned that the Company was planning to commence litigation against Hopmayer and Advisors. The Company and the named individuals are of the belief that the case is without merit.

In  a related matter, on April 14, 2010 the Chancery Court for the 21st Judicial District in Williamson County, Tennessee (Case number 37827) issued an injunction upon the motion of EPT DownREIT, LLC, an affiliate of the entity that owns the physical EOS Estate Winery (and lessor of the EOS Estate Winery to Sapphire) against Jeffrey S. Hopmayer, Sapphire and Advisors, requiring that Hopmayer and Advisors deliver to the Court all funds that they had obtained from third parties that were supposed to be paid to Sapphire and the EOS Estate Winery.

On April 19, 2010 Paso Robles VinReit, LLC, the owner of the EOS Estate Winery real property, made a motion seeking a default judgment against Sapphire for Unlawful Detainer of the Winery Premises. Sapphire has filed an answer to the Complaint in that action.

Section 9 -  Financial Statements and Exhibits.

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Exhibit Description

17.1	Resignation of George McCarthy from the Company
17.2	Resignation of George McCarthy from Eos
17.3	Resignation of Wayne Gronquist
99.1	Resignation of Dale Paisley

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 22, 2010

By:	/s/ Richard Hurst
Richard Hurst
Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

17.1	Resignation of George McCarthy from the Company
17.2	Resignation of George McCarthy from Eos
17.3	Resignation of Wayne Gronquist
99.1	Resignation of Dale Paisley